Exhibit 99.1

Contacts: Paul Arling (UEI) 714.820.1000 Mark Belzowski (UEI) 714.820.1000 Lillian Armstrong (IR Agency) 415.433.3777

www.uei.com

UNIVERSAL ELECTRONICS REPORTS THIRD QUARTER 2003 FINANCIAL RESULTS

- Sales Increased 17% and Operating Income Increased 33% Compared to Third Quarter 2002 -

     CYPRESS, CA – October 28, 2003 – Leading wireless technology provider Universal Electronics Inc. (UEI; NASDAQ: UEIC) today announced financial results for the quarter and nine month period ended September 30, 2003.

     For the third quarter of fiscal 2003, Universal Electronics Inc. reported net sales of $30.3 million, compared to $26.0 million in the third quarter of 2002, an increase of 17%. Operating income increased by 33% during the third quarter 2003 to $2.4 million. Net income was $1.7 million for the third quarter 2003 compared to $1.9 million in the third quarter of 2002. This was due to an unusually low tax rate of 6% for the third quarter of 2002, resulting from a decrease in the estimated 2002 annual tax rate from 35% to 24%. The estimated annual effective tax rate for 2003 is 34%. Earnings per diluted share for the quarter ended September 30, 2003 were $0.12, compared to $0.13 per diluted share in the prior year’s quarter.

     Net sales for the nine-month period ended September 30, 2003 were $84.9 million compared to $74.0 million for the first nine months of 2002. Net income for the first nine months of 2003 was $3.8 million, or $0.27 per diluted share compared to $3.9 million, or $0.27 per diluted share for the same period last year.

     Paul Arling, UEI’s chairman and chief executive officer, stated, “UEI’s continued success is a result of a combination of efforts. Our revenues in the third quarter were driven by growth in our retail and OEM sales and our cable sales trended upward sequentially. We garnered design wins in the quarter with a number of market leaders across the board, demonstrating success in our goal of building our customer base and product portfolio. UEI is well placed with its strong product portfolio and solid corporate infrastructure to capitalize on new market trends and further the progress made already in 2003.”

     Rob Lilleness, UEI’s president and chief operating officer, commented, “We continue to develop solutions in our product portfolio that meet existing customer needs, while at the same time explore new areas of growth. An example would be our Kameleon line of products that deliver touch screen interface with intelligent illumination of function keys at a revolutionary sub $100 price point. We anticipate rounding out 2003 by reporting successes in achieving our goals of satisfying the ever evolving needs of our core customers, capturing new customers in new markets, and advancing existing products like Atlas, Kameleon and Nevo.”

     Mark Belzowski, UEI’s chief financial officer, added, “This quarter, UEI generated $6.8 million in net cash flow. As a result, we increased our balance sheet strength, weighing in at $52.1 million in cash and cash equivalents at the end of the quarter. UEI continues to move steadily forward, fortifying its foundation while working to achieve increased shareholder value.”

     UEI’s management team will hold a conference call today, Tuesday, October 28, 2003 at 4:30 p.m. Eastern Time to review results and hold a question and answer session for callers. To participate call 1-800-622-9917 ten minutes prior to start time. International dialers call 1-706-645-0366. The live call can also be accessed via the Internet through UEI’s web site at www.uei.com. If you are unable to participate, a replay will be available beginning at 8:00 p.m. Eastern Time on October 28, 2003 for 48 hours. To access, please dial 1-800-642-1687 and reservation number 3176676 and international dial-in 1-706-645-9291. The replay can also be heard at www.uei.com for twelve months.

     Any additional or updated material, non-public information that might be discussed during the call will be provided on the company’s web site at www.uei.com shortly after the call and will be retained there for at least twelve months.

About Universal Electronics Inc.
Universal Electronics Inc., based in Southern California, develops firmware, software and turnkey solutions designed to enable consumers to wirelessly connect, control and interact with an increasingly complex home environment. The company’s primary markets include original equipment manufacturers (OEMs) in consumer electronics and personal computing, as well as multiple system operators in the cable and satellite subscription broadcasting markets. Over the past 16 years, the company has developed a broad portfolio of patented technologies and the industry’s leading database of home connectivity software that it licenses to its customers, including many leading Fortune 500 companies. In addition, UEI sells its universal wireless control products to distributors and retailers in Europe, Asia, Latin America and Australia under the One For All® brand name. More information about UEI can be obtained at http://www.uei.com/.

Except for the historical information contained herein, the matters discussed in this press release are forward-looking statements that involve a number of risks and uncertainties. Among the factors that could cause actual results to differ materially from those expressed herein are the following: the failure of the company’s business lines to grow and expand in the manner anticipated by the company’s management; the failure of the company’s customers to grow and expand as anticipated by the company’s management; the effects of natural or other events beyond the company’s control, including factors that increase the cost of manufacturing and/or delivering the company’s products; the domestic and global economic environments’ effect on the company and its customers; the growth of, acceptance of and the demand for the company’s products and technologies in various markets and geographical regions, including the computing, cable, satellite, consumer electronics, retail and interactive TV and home automation industries, not materializing as believed by the company’s management; the inability of the company to continue to maintain its operating costs at acceptable levels through its cost containment efforts; the continued strength of the company’s balance sheet including the ability to obtain payments from its customers on a timely basis; the inability of the company to continue selling its products or licensing its technologies at higher or profitable margins throughout 2003 and beyond; the failure of the various markets and industries to grow or emerge as rapidly or as successfully as believed by the company’s management; the inability of the company to obtain orders or maintain its order volume with its new and existing customers; the possible dilutive effect the company’s stock option programs may have on the company’s EPS and stock price; the inability of the company to continue to obtain adequate quantities of component parts or secure adequate factory production capacity on a timely basis; and other factors listed from time to time in the company’s press releases and SEC filings. The company undertakes no obligation to revise or update any forward-looking statements in order to reflect events or circumstances that may arise after the date of this release.

UNIVERSAL ELECTRONICS INC.
CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

	September 30,	December 31,
	2003	2002

ASSETS
Current assets:
Cash and cash equivalents	$52,088	$18,064
Short-term investments	—	22,500
Accounts receivable, net	27,989	26,307
Inventories	18,979	16,046
Prepaid expenses and other current assets	1,220	1,123
Income tax receivable	1,634	2,234
Deferred income taxes	1,920	1,920

Total current assets	103,830	88,194
Equipment, furniture and fixtures, net	3,520	3,383
Goodwill	2,961	2,961
Intangible assets, net	3,326	3,682
Other assets	781	739
Deferred income taxes	1,057	1,057

Total assets	$115,475	$100,016

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$10,851	$7,795
Accrued income taxes	3,912	2,407
Accrued compensation	2,164	1,253
Other accrued expenses	7,815	5,324

Total current liabilities	24,742	16,779
Stockholders’ equity:
Common stock	164	160
Paid-in capital	74,832	71,322
Accumulated other comprehensive income (loss)	(1,256)	(1,740)
Retained earnings	33,720	29,912
Deferred stock-based compensation	(84)	(147)
Common stock held in treasury	(16,643)	(16,270)

Total stockholders’ equity	90,733	83,237

Total liabilities and stockholders’ equity	$115,475	$100,016

UNIVERSAL ELECTRONICS INC.
CONSOLIDATED INCOME STATEMENTS
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,

	2003	2002	2003	2002

Net sales	$30,300	$26,004	$84,931	$74,005
Cost of sales	18,467	15,975	52,111	43,703

Gross profit	11,833	10,029	32,820	30,302
Research and Development	1,201	1,116	3,541	3,275
Selling, general and administrative expenses	8,242	7,118	24,006	22,530

Operating income	2,390	1,795	5,273	4,497
Interest income, net	106	166	401	438
Other income, net	29	20	95	243

Income before income taxes	2,525	1,981	5,769	5,178
Provision for income taxes	(858)	(124)	(1,961)	(1,243)

Net income	$1,667	$1,857	$3,808	$3,935

Earnings per share:
Basic	$0.12	$0.13	$0.28	$0.28

Diluted	$0.12	$0.13	$0.27	$0.27

Shares used in computing earnings per share:
Basic	13,751	13,836	13,648	13,865

Diluted	14,145	14,046	13,937	14,311

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